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                                                                   EXHIBIT 10.14

                          TECHNOLOGY TRANSFER AGREEMENT


THIS TECHNOLOGY TRANSFER AGREEMENT, having an effective date as defined below by and between RG Global Lifestyles, Inc., located at 30021 Tomas, Suite 200, Rancho Santa Margarita, CA 92688 ("RGGL"), and Catalyx, Inc., located at 595 W. Lambert Rd. no. 205, Brea, CA 92821 ("CFS"). Either CFS or RGGL may hereinafter be individually referred to as a "Party" or collectively as the "Parties"; and

         WHEREAS, CFS represents that it has invented and developed certain intellectual property hereinafter referred to as "Technology", useful in filtration of sodium from water produced in the process of extracting methane in wet bed mining situation (more fully explained on Schedule 1 hereto); and

         WHEREAS, RGGL desires to obtain from CFS, and CFS is willing to transfer to RGGL the Technology.

         NOW, THEREFORE, in consideration of the terms, conditions and provisions hereinafter set forth, the sufficiency and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.0 Definitions

1.1 AFFILIATE means any business entity that is owned or controlled by, or owns or controls a Party to this Agreement, or that is owned or controlled by the business entity which owns or controls a Party. Ownership, direct or indirect, of at least fifty percent of the voting stock ordinarily entitled to vote in the election of directors of a business entity or, if no such stock is issued, of at least fifty percent of the ownership interest in the business entity, shall constitute ownership thereof. An Affiliate shall not be considered to be a third party under this Agreement.

1.2. EFFECTIVE DATE means the date of receipt by the Company of a qualified multiyear contract or purchase order for usage, sale or lease of the Technology.

2.0 Technology Transfer

2.1 Subject to the terms of this Agreement, and subject to the terms and conditions contained herein, CFS hereby transfers to RGGL and its Affiliates all rights and title to the Technology.

2.2 Upon finalization and execution of this Agreement, CFS agrees to promptly disclose all of the details of the Technology to RGGL including the transfer to RGGL, at no cost to RGGL, of applicable reports, data, specifications, drawings and other documents entirely owned by CFS at the time of the Effective Date and to cooperate with and assist RGGL, including allowing inspection of equipment and making available key CFS technical personnel to consult with RGGL subject to the following conditions for the orderly transfer of the Technology to RGGL for enabling RGGL to use the Technology in all respects.

2.3 RGGL or its Affiliates may not assign or transfer the rights and title to the Technology to any unrelated third party; in the case of insolvency or bankruptcy of RGGL, all rights and title to the Technology will transfer back to CFS.

3.0 Royalties; Payments; Equity; Board Representation


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3.1 RGGL has paid $200,000 to CFS as a pre-payment against royalties.

3.2. RGGL shall pay CFS $0.01 per barrel royalty on revenue received from Wyoming BOO deals.

3.3. RGGL shall pay CFS a 5% royalty on the sale price of the Technology on Wyoming deals, if such customer chooses to buy the Technology, rather than lease or sublicense it.

3.4. RGGL shall issue CFS warrants to purchase the following common stock of
RGGL:

         (a)  4,000,000 restricted warrant shares at an exercise price of $.21.

         (b)  2,000,000 restricted warrant shares at an exercise price of $.40.

         Such restricted shares underlying the warrants in (a) and (b) will bear the following legend upon exercise:

                  The shares represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be transferred or otherwise disposed of unless they have been registered under such Act or pursuant to an exemption from registration under such Act.

         (c) 2,000,000 warrant shares at an exercise price of $.40 with resale registration rights whereby RGGL agrees to file a resale registration statement on Form SB-2 within thirty days of the Effective Date with the SEC and register the 2,000,000 shares underlying this warrant.

3.5. CFS will have the right to nominate two members (one to be Juzer Jangbarwala) to the Board of Directors of RGGL to fill current open vacancies; such nominations to be accepted by RGGLs current Board. To the extent permissible by law, the ongoing rights and ability of CFS to control the replacement of such Directors will be subject to a certain CFS Warrantholder Voting Agreement, to be negotiated in good faith by the Parties.

4.0 Protection of Patent Rights

4.1 CFS (or its principal Juzer Jangbarwala), in RGGL's name (or assigned to
RGGL) and at RGGL's expense, agrees to apply for any and all patents ( two at the minimum) in relation to the Technology, and to maintain patent protection in the United States and in those foreign countries deemed appropriate.

4.2 Any inventions or improvements relating to the Technology made jointly or separately by employees or consultants of CFS and RGGL and its Affiliates after the Effective Date of this Agreement shall be considered the property of RGGL, and in any event, shall be transferred to RGGL under the terms of this Agreement.

5.0 Indemnification for Intellectual Property Rights



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5.1 CFS agrees to defend, indemnify, and hold harmless RGGL and its Affiliates from and against any claim, suit, demand, or action alleging that the Technology, and/or the sublicense or use of the Technology, infringes any patent, copyright, trade secret, or other proprietary right of any third party under the laws of any country, and CFS shall indemnify RGGL and its Affiliates against all costs, expenses and damages arising from any such claim, suit, demand, or action; provided, that:

         (a) RGGL shall have given CFS prompt written notice of such claim, suit, demand, or action; and

         (b) RGGL shall cooperate with CFS in the defense and settlement thereof; and

         (c) CFS shall have control of the defense of such claim, suit, demand or action and the settlement or compromise thereof.

5.2 If conditions of legal interference ("Legal Interference") including but not limited to, litigation filed by a third party, or an injunction, temporary or final, is threatened or obtained by a third party in any particular country against RGGL's sale, sublicense or use of the Technology by reason of infringement of a patent, copyright trade secret, or other proprietary right of any third party within that particular country, then CFS may, at its option and expense:

         (a) procure for RGGL the right to continue sale or use of the Technology in the particular country; or

         (b) in the particular country, replace or modify the Technology for RGGL, or such infringing portion thereof, in order that it no longer infringes such patent, copyright, trade secret, or other proprietary right in that particular country, provided that the utility or performance is not adversely affected by such replacement or modification in that particular country; or

         (c) authorize RGGL, at the expense of CFS and through written instructions from CFS, to pursue legal action in the name of RGGL and to join CFS as a voluntary party plaintiff in order to procure continued use by RGGL of the Technology.

6.0 Warranty and Representations

6.1 CFS WARRANTS THAT IT OWNS THE RIGHTS AND TECHNOLOGY TRANSFERRED UNDER THIS AGREEMENT. CFS AGREES TO DEFEND INDEMNIFY, AND HOLD HARMLESS RGGL FROM AND AGAINST ANY CLAIM, SUIT, DEMAND, OR ACTION ARISING FROM A CHALLENGE BY A THIRD PARTY TO CFS'S CLAIMS TO OWNERSHIP OR RIGHT TO TRANSFER THE TECHNOLOGY AND CFS SHALL INDEMNIFY RGGL AGAINST ALL COSTS, EXPENSES AND DAMAGES ARISING FROM ANY SUCH CLAIM, SUIT, DEMAND, OR ACTION.

6.2 CFS agrees to protect, defend, indemnify and hold harmless RGGL, its officers, employees, agents, representatives and subcontractors from any and all claims, liability, damages, losses, costs and expenses sustained by RGGL, its officers, employees agents, representatives and subcontractors for the death of or injury to officers, employees, agents, representatives and subcontractors of CFS, even though CFS may be protected from direct suit by any workers' compensation laws.

6.3 RGGL warrants that it is a California corporation in good standing, and is qualified to do business in all required jurisdictions.


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6.4 RGGL represents that it has approximately 17,900,000 shares outstanding as of the Effective Date, 8,217,600 options to purchase common stock issued under its 2006 Incentive Stock Option Plan, 100,000 options to purchase common stock issued outside of the 2006 Incentive Stock Option Plan, and 6,503,940 warrants to purchase common stock.

7.0 Term and Termination

7.1 Unless terminated in accordance with Section 2.3, this Agreement shall remain in full force and effect in perpetuity

7.2 If RGGL shall be in default in making any issuance of warrant shares hereunder at the times and in the manner herein provided, CFS may give written notice to RGGL specifying the particulars of such default and, in the event RGGL shall not remedy such default within ninety (90) days after such notice, CFS may at its option terminate this Agreement.

7.3 If CFS shall be in breach of any material term of this Agreement, RGGL may give written notice to CFS specifying the particulars of such default and, in the event CFS shall not remedy such default within ninety (90) days after such notice, RGGL may at its option terminate this Agreement and receive a refund of the prepaid $200,000 royalty fee.

8.0 General

8.1 This Agreement shall not be assignable by either Party without the prior written consent of the other Party hereto, except that it may be assigned without such consent to the successor of either Party or to a person, firm or corporation acquiring all or substantially all of the business assets of such Party.

8.2 No modification of this Agreement shall be effective unless in writing and signed by the Parties hereto.

8.3 Any notice to be served by one Party on the other Party may be served by mailing the same, certified mail, postpaid, or hand delivered by commercial air courier to the following addresses, respectively, as follows:

         For RGGL:
         30021 Tomas, Suite 200
         Rancho Santa Margarita, CA 92688

         For CFS:
         595 W. Lambert Rd. no. 205
         Brea, CA 92821

or to such other address as to which either Party shall give due written notice from time to time.

8.4 This Agreement shall be construed and the legal relations between the parties determined in accordance with the laws of the State of California.

8.5 If any provisions of this Agreement shall be held unenforceable, such holding shall not affect the enforceability of any other provisions herein as long as the unenforceable provision(s) does not materially affect the rights granted in this Agreement.


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8.6 Neither RGGL nor CFS shall be responsible for delays or failures in performance resulting from acts beyond their control. Such acts shall include, but not be limited to, acts of God, strikes, riots, acts of war, epidemics, fire, communication line failures, earthquakes, floods, or other disasters.

8.7 This Agreement states the entire agreement between RGGL and CFS and supersedes all prior proposals, oral or written, and all, other prior communications between RGGL and CFS relating to the subject matter of this Agreement.

9.0 Right of First Refusal. CFS grants to RGGl the first right of refusal to the purchase of the rights and title, or the opportunity to license a certain Capacitive Deionization Technology, further defined on SCHEDULE 1.













IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the dates shown proximate the execution signatures but which shall have the Effective Date shown above.


RGGL


By: /s/ Louis Knickerbocker
    ----------------------------------
Name:  Louis Knickerbocker
Title:  CEO



CFS


By: /s/ Juzer Jangbarwala
    ----------------------------------
Name:  Juzer Jangbarwala
Title:  President



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                                   SCHEDULE 1



Technology; SelectIX

1) It uses the intricate qualities of a particular resin to get 3 times the capacity during service cycles (in this particular application) than any comparable system.
2) It has an engineered fluidized bed system to deal with the 100% resin expansion. The laterals have been designed and engineered with extreme precision. The iron and solids in the stream are removed by the HEM media, which will prevent plugging up of the ion exchange columns. Ordinary sand filters cannot achieve this, because the stream has iron in it. HEM removes the iron very efficiently whereas sand filters do not.
3) It has have a control loop to monitor and control influent water quality with treated water quality and self adjust the flow paths. Additionally, the unit telemetry for data transmission is very sophisticated. This system will have real time data and alarms 24 hours a day, accessible via internet.



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                                 AMENDMENT NO. 1

  RG GLOBAL LIFESTYLES, INC. ("RGBL") AND CATALYX FLUID SOLUTIONS, INC. ("CFS")

This Amendment No. 1 ("Amendment") to the Technology Transfer Agreement dated December 24, 2006 and made effective January 26, 2007 ("Agreement"), is entered into this 31st day of March 2007 with an effective date of January 26, 2007, by and between RGBL and CFS.

WHEREAS, the parties wish to amend the Agreement to change certain warrant registration rights and exercise terms.

NOW THEREFORE, the parties agree to amend the Agreement as follows:

1. Paragraph 3.4 of the Agreement shall be deleted and replaced with the following:

"3.4 RGGL shall issue the following warrants to purchase the common stock of
RGGL:

         (a) 800,000 restricted warrant shares to Noor Mohammed Ebrahim at an exercise price of $0.21
              600,000 restricted warrant shares to Ken Ravon at an exercise price of $0.21
              600,000 restricted warrant shares to Saleem Muneer at an exercise price of $0.21

         (b) 1,600,000 restricted warrant shares to Noor Mohammed Ebrahim at an exercise price of $0.40
              1,200,000 restricted warrant shares to Ken Ravon at an exercise price of $0.40
              1,200,000 restricted warrant shares to Saleem Muneer at an exercise price of $0.40

         The restricted share certificates underlying the warrants in (a) and
(b) above will bear substantially the following legend upon issuance:

         The shares represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be transferred or otherwise disposed of unless they have been registered under such Act or pursuant to an exemption from registration under such Act.

         (c) 800,000 warrant shares to Noor Mohammed Ebrahim at an exercise price of $0.21
              600,000 warrant shares to Ken Ravon at an exercise price of
              $0.21
              600,000 warrant shares to Moran Shani at an exercise price of
              $0.21

         The shares underlying the warrants in (c) above have resale registration rights whereby RGBL agrees to file a registration statement on Form SB-2 within thirty days of March 13, 2007."

Agreed:

RG Global Lifestyles, Inc.                    Catalyx Fluid Solutions, Inc.

/s/ Lou Knickerbocker                         /s/ Juzer Jangbarwala
----------------------------------            ----------------------------------

Name: Lou Knickerbocker                       Name: Juzer Jangbarwala
Title: CEO                                    Title: President